Exhibit 99.1

Seelos Therapeutics Announces Pricing of $31.25 Million Public Offering of Common Stock

NEW YORK, January 26, 2021 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, announced today the pricing of an underwritten public offering of 15,243,903 shares of its common stock, at a price to the public of $2.05 per share. In addition, the Company granted the underwriters a 30-day option to purchase up to 2,286,585 additional shares of its common stock to cover over-allotments, if any. All of the shares of common stock in the offering are being sold by Seelos.

BTIG is acting as the sole book-running manager for the offering.

Seelos anticipates the aggregate net proceeds from the offering will be approximately $29.1 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Seelos, but excluding any exercise of the underwriters' option to purchase additional shares of common stock. Seelos intends to use an aggregate of $3.3 million of the net proceeds from the offering for the partial repayment of certain outstanding convertible promissory notes and the remainder for general corporate purposes and to advance the development of its product candidates. This offering is expected to close on or about January 28, 2021, subject to the satisfaction of customary closing conditions.

The securities described above were offered by Seelos pursuant to an effective "shelf" registration statement on Form S-3 (File No. 333-251356) previously filed with the Securities and Exchange Commission (the "SEC") on December 15, 2020, amended on December 22, 2020, and declared effective by the SEC on December 23, 2020. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC's website at www.sec.gov or by contacting BTIG, LLC, Attention: Equity Capital Markets, 65 East 55th Street, New York, NY 10022, by calling (212) 593-7555 or by e-mail at equitycapitalmarkets@btig.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Seelos Therapeutics:

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare disorders. The Company's robust portfolio includes several late-stage clinical assets targeting psychiatric and movement disorders, including orphan diseases.

For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward-Looking Statements:

This press release contains forward-looking statements related to Seelos Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the underwritten public offering, the amount and anticipated use of proceeds from the offering and other matters that are described in Seelos' most recent periodic reports filed with the SEC, including Seelos' Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 17, 2020, subsequent Quarterly Reports on Form 10-Q and the preliminary prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC on January 25, 2021, including risks and uncertainties associated with general economic and market conditions and the satisfaction of customary closing conditions and the other risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Seelos disclaims any intent or obligation to update these forward-looking statements except as required by law.

Contact Information
Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Ave., 12th Fl
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos